UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 10, 2017

Foundation Medicine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36086	27-1316416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 418-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2017, Foundation Medicine, Inc. (the “Company”) announced that Tom Civik has been appointed as the Company’s Chief Commercial Officer.

Mr. Civik, age 48, most recently served as a vice president and franchise leader at Genentech, responsible for the commercialization efforts for several leading oncology products. Prior to joining the oncology team at Genentech, Mr. Civik led the commercial activities for a portfolio of products focused on stroke and cardiovascular disease. Mr. Civik began his tenure at Genentech in 2000 in the managed care area, holding senior leadership roles focused on delivering access for the entire Genentech portfolio. Prior to Genentech, Mr. Civik spent eight years at Sanofi between 1992 and 2000 where he held increasingly complex roles in sales, sales management and account management. Mr. Civik received a Bachelor of Arts degree from the Saint Norbert College in 1990, and a Master of Business Administration degree from the Kellogg School of Management at Northwestern University in 2005.

In connection with his appointment, the Company and Mr. Civik have entered into a written offer letter (the “Offer Letter”), which provides that Mr. Civik will assume the position of Chief Commercial Officer on a date (the “Start Date”) no later than November 13, 2017, and will report to the Company’s Chief Executive Officer. Mr. Civik will receive a base salary of approximately $450,000 per year and will be eligible to participate in the Company’s performance-based cash incentive bonus program, with a target annual bonus of up to 50% of his base salary. Mr. Civik will also receive a one-time sign-on payment of $100,000, an equity award of restricted stock units of the Company with an aggregate value of $1,400,000 pursuant to the Company’s 2013 Stock Option and Incentive Plan (the “Equity Award”), and a $300,000 cash award pursuant to the Company’s 2016 Long-Term Incentive Cash Award Plan (the “Cash Award”). The Equity Award will vest over a four-year period as follows: 25% will vest on the first anniversary of the grant date, and an additional 6.25% will vest on the first day of each subsequent quarter thereafter until all of the restricted stock units have vested. The Cash Award will vest over a four-year period as follows: 25% will vest on the first anniversary of the grant date, and an additional 12.5% will vest every six months thereafter until the entire Cash Award has vested. Mr. Civik is eligible to participate in the Company’s employee benefit plans as in effect from time to time on the same basis as generally made available to other senior executives of the Company. As a condition of employment, Mr. Civik will be required to relocate to the Boston metropolitan area within six months of the Start Date. During his relocation transition, Mr. Civik will receive reimbursement for specified travel expenses and will also receive reimbursement for temporary living expenses up to $35,000. Mr. Civik will also receive reimbursement for up to $75,000 to cover specified permanent relocation expenses.

In addition, the Offer Letter also provides for certain payments and benefits in the event of a termination of Mr. Civik’s employment under specific circumstances. If Mr. Civik’s employment is terminated by the Company without “Cause” at any time or by Mr. Civik for “Good Reason” within 18 months following a “Change of Control” (each as defined in the Offer Letter), he would be entitled to (1) continuation of his base salary at the rate in effect immediately prior to the termination date for 12 months following the termination date, (2) continuation of coverage of medical insurance benefits that he would otherwise be eligible to receive as an active employee of the Company for 12 months following the termination date, and (3) a performance incentive payment equal to his then current year bonus target. If Mr. Civik becomes entitled to such termination payments within 18 months following a Change of Control, then any outstanding unvested equity-based compensation awards will also vest in full. Mr. Civik’s receipt of such termination payments and benefits is contingent upon execution of a general release of claims in favor of the Company.

Other than the Offer Letter, Mr. Civik is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Civik and any other persons pursuant to which he was selected as Chief Commercial Officer.

The foregoing description of the Offer Letter is a summary and is qualified in its entirety by reference to the Offer Letter, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. A copy of the press release issued by the Company announcing the foregoing appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Employee Offer Letter by and between the Company and Tom Civik, dated October 10, 2017

99.1	Press release issued by the Company, dated October 10, 2017, furnished hereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2017	FOUNDATION MEDICINE, INC.

	By:	/s/ Robert W. Hesslein
Robert W. Hesslein
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employee Offer Letter by and between the Company and Tom Civik, dated October 10, 2017

99.1	Press release issued by the Company, dated October 10, 2017, furnished hereto

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